Bristol West Reports First Quarter Earnings for 2007 and Growth in Processed Written Premium of 5% and Announces Stockholders' Dividend

DAVIE, Fla., May 9 /PRNewswire-FirstCall/ -- Bristol West Holdings, Inc. (NYSE: BRW) today reported earnings of $4.3 million, or $0.14 per average fully diluted share, for the quarter ended March 31, 2007. The Company's return on average equity for the twelve months ended March 31, 2007 was 10.1%. The Company also announced that its Board of Directors approved the declaration of a first quarter dividend of $0.08 per share payable on May 30, 2007 to stockholders of record on May 16, 2007.

Net income for the three months ended March 31, 2007 was $4.3 million compared to $11.2 million for the three months ended March 31, 2006. Diluted earnings per share for the three months ended March 31, 2007 were $0.14 compared to $0.36 for the three months ended March 31, 2006. During the quarter ended March 31, 2007, the Company incurred pre-tax legal, accounting, and other costs of $0.6 million associated with the acquisition of the Company by Farmers Group, Inc. ("Farmers"), as discussed below. During the quarter ended March 31, 2006, the Company incurred adverse loss development on Hurricane Wilma losses of $0.2 million. Net income, excluding the after-tax effect of these items in both periods, was $4.7 million, or $0.15 per average fully diluted share, for the quarter ended March 31, 2007 compared to $11.3 million, or $0.36 per average fully diluted share for the quarter ended March 31, 2006.

As previously announced, the Company has entered into an Agreement and Plan of Merger (the "Farmers Merger Agreement") with Farmers and BWH Acquisition Company, a wholly owned subsidiary of Farmers ("Merger Sub"). Farmers is a wholly-owned subsidiary of Zurich Financial Services Group ("Zurich"). The Farmers Merger Agreement contemplates a merger whereby Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the "Proposed Farmers Merger"). Under the terms of the Farmers Merger Agreement, the holders of Company common stock will receive $22.50 per share in cash for their shares, which represents a 38.8% premium above the $16.21 closing price on March 1, 2007, the date the Farmers Merger Agreement was signed.

Pursuant to the Farmers Merger Agreement, the Company was permitted from March 1, 2007 until March 31, 2007 (the "go shop period") to actively solicit other possible bidders and thereafter, subject to certain conditions, to respond to unsolicited inquiries by other persons interested in acquiring the Company. No acquisition proposals were made by any other persons during or after the go shop period and none have been made since the go shop period ended.

Consummation of the Proposed Farmers Merger is subject to various closing conditions, including certain regulatory approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and related rules (the "HSR Act") provide that transactions such as the Proposed Farmers Merger may not be completed until notification and report forms have been filed with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the applicable waiting period has expired or has been terminated. The Company and Farmers filed notification and report forms under the HSR Act on March 15, 2007, and the applicable waiting period terminated on March 23, 2007. At any time before or after consummation of the Proposed Farmers Merger, the Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the Proposed Farmers Merger on antitrust grounds.

The insurance laws and regulations of the four states where the Company's underwriting companies are domiciled, California, Ohio, Florida and Michigan, require prior approval of the acquisition of control of those underwriting companies, including the Proposed Farmers Merger. The necessary applications for a change in control in connection with the Proposed Farmers Merger were filed with those states in the first week of April 2007 and are currently pending.

For the Proposed Farmers Merger to be completed, stockholders holding not less than a majority of the outstanding shares of the Company's common stock entitled to vote must vote to adopt the Farmers Merger Agreement. On May 4, 2007, the Company announced that our Board of Directors fixed the close of business on May 14, 2007 as the record date and time for determining stockholders entitled to notice of and to vote at a special meeting of stockholders scheduled to be held on June 21, 2007 at 10:00 am Eastern Time with respect to the Pending Farmers Merger.

Jeffrey J. Dailey, the Company's Chief Executive Officer, said, "The first quarter of 2007 was challenging. While we are pleased with our growth in gross written premium, the combination of adverse loss development, poor weather conditions, and large losses resulted in higher than anticipated losses. We remain confident that the underlying fundamentals of our product pricing and design are strong. In addition, we will continue to maintain our pricing and underwriting discipline by taking corrective actions where necessary."

Highlights

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Processed written premium, or premium written before the adjustment for expected cancellations, increased by 5% in the quarter compared to the first quarter of 2006. This is the third consecutive quarter that the Company has reported growth in processed written premium.

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As previously announced, the Company began writing insurance in Oklahoma in March 2007 and in Arkansas in April 2007 by deploying its Select 2.0 product in each of these states. With the addition of Oklahoma and Arkansas, the Company now writes insurance in 24 states.

--	During the first quarter of 2007, the Company also introduced its Select 2.0 product in Maine, Missouri, Arizona, and Illinois.

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The Company increased the number of agencies and brokerages with which it does business by approximately 540 in the first quarter to approximately 9,680, with approximately 13,060 locations, as of March 31, 2007 compared to approximately 9,140 agencies and brokerages, with approximately 12,300 locations, as of December 31, 2006.

--	Policies in force increased 5% to 435,701 at March 31, 2007 from 413,980 at December 31, 2006.

Written Premium and Fees

Gross written premium was $161.5 million for the quarter ended March 31, 2007 compared to $157.2 million for the first quarter of 2006, an increase of $4.3 million, or 3%. The change in expected policy cancellations reduced gross written premium in the first quarter of 2007 by $2.4 million, or 1%, compared to the addition of $0.7 million, or less than 1%, to gross written premium in the first quarter of 2006. The provision for expected policy cancellations adjusts the balances of premiums receivable and unearned premiums to amounts the Company expects to ultimately collect and earn. Gross written premium, exclusive of these changes in the provision for expected cancellations, increased $7.4 million, or 5%, to $163.9 million for the quarter ended March 31, 2007 compared to $156.5 million for the first quarter of 2006. Gross written premium, excluding California, grew $18.1 million, or 21%, in the aggregate for the first quarter of 2007 compared to the first quarter of 2006.

Net written premium was $158.9 million for the quarter ended March 31, 2007 compared to $173.0 million for the first quarter of 2006, a decrease of $14.1 million. The decrease is primarily attributed to the Company's termination of its 2005 quota share reinsurance agreement during the first quarter of 2006, which resulted in an increase in net written premium in that quarter of $18.3 million.

Policy service fee revenue was stable at $14.1 million for the quarter ended March 31, 2007 compared to $13.8 million for the quarter ended March 31, 2006, an increase of $0.3 million.

Net Investment Income

Net investment income increased 22% to $6.1 million for the quarter ended March 31, 2007 from $5.0 million for the quarter ended March 31, 2006. The increase in net investment income is due to a higher investment yield in the first quarter of 2007 compared to the first quarter of 2006, as well as a larger average invested asset base over the same periods.

Earnings Before Taxes and Income Taxes

Income before taxes was $6.4 million for the quarter ended March 31, 2007 compared to $17.1 million for the quarter ended March 31, 2006.

Federal and state income taxes were $2.1 million for the quarter ended March 31, 2007 compared to $5.9 million for the quarter ended March 31, 2006. The effective tax rate was 33.2% for the quarter ended March 31, 2007 compared to 34.6% for the quarter ended March 31, 2006.

Key Ratios

The Company's combined ratio was 98.7% for the first quarter of 2007 compared to 90.8% for the first quarter of 2006. The loss ratio was 74.5% for the first quarter of 2007 compared to 67.7% for the first quarter of 2006, an increase of 6.8 points. Approximately 3.0 points of the increase in the loss ratio was the result of $4.9 million of adverse development on loss and loss adjustment expense reserves during the first quarter of 2007, due primarily to higher than expected average claim severity for our personal injury protection business in Florida and Michigan, compared to $0.3 million of adverse development during the first quarter of 2006, which we primarily attribute to Hurricane Wilma. The remainder of the increase in the loss ratio relates to a higher current accident year loss ratio of 71.3% for the first quarter of 2007 compared to 67.5% for the first quarter of 2006. Approximately 1.2 points of that increase was due to higher frequency of losses, caused in part by severe weather in the Northeast and Midwest. Three large losses totaling $1.3 million accounted for approximately 0.9 points of the increase. Additionally, approximately 0.9 points of the increase resulted from a decrease in earned premium in California, where the Company's loss ratio is typically lower than in other states. The expense ratio was 24.2% for the first quarter of 2007 compared to 23.1% for the same quarter of 2006, an increase of 1.1 points. Approximately 0.4 points of the increase in the expense ratio was due to legal, accounting, and other costs related to the Proposed Farmers Merger.

Regulatory Inquiries

As initially reported in the second quarter of 2005, the Company received subpoenas from the Florida Office of Insurance Regulation and the Securities and Exchange Commission (the "SEC") and a grand jury subpoena from the United States Attorney for the Southern District of New York (the "USAO") seeking information relating to the Company's finite reinsurance agreements. The Company is cooperating with the Florida Office of Insurance Regulation, the SEC and the USAO.

All of the material reinsurance agreements to which the Company has been a party have been terminated and settled, and the reinsurers have been released from all future liabilities under the agreements. Inasmuch as the governmental investigations are ongoing and the various regulatory authorities could reach conclusions different from the Company's concerning the treatment of these transactions in the Company's financial statements, it would be premature to reach any conclusions as to the likely outcome of these matters and their potential impact upon the Company.

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides private passenger automobile insurance exclusively through agents and brokers in 24 states. Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

For more information about Bristol West, please visit our website, www.bristolwest.com.

Important Additional Information Will Be Filed With the SEC

In connection with the Proposed Farmers Merger, on April 23, 2007, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (the "SEC"). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Investors and security holders will be able to obtain free copies of the definitive proxy statement, when available, and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the definitive proxy statement and other documents filed with the SEC from the Company by directing a request by mail or telephone to Bristol West Holdings, Inc. 5701 Stirling Road, Davie, FL 33314, telephone: (954) 316-5200, or from the Company's website, http://www.bristolwest.com.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the transactions contemplated by the Farmers Merger Agreement. Information regarding the Company's directors and executive officers is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, as amended (collectively, the "2006 Form 10-K"), which is filed with the SEC. Investors and security holders can obtain free copies of the 2006 Form 10-K from the Company using the contact information set forth above. Additional information regarding interests of such participants is included in the preliminary proxy statement on file with the SEC and will be included in the definitive proxy statement when it becomes available.

Safe Harbor for Forward-Looking Statements

Statements included in this press release that are not historical facts are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "hopes" and similar expressions. Forward-looking statements also include any statements concerning the Proposed Farmers Merger, the expected timetable for completing the Proposed Farmers Merger, future financial performance (including future revenues, earnings, cash flow or growth rates), ongoing business strategies or prospects, and possible future Company actions, which may be provided by management. Forward-looking statements are based on our current expectations and beliefs concerning future events and involve risks, uncertainties and assumptions. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the ability of the Company to obtain stockholder approval of the Proposed Farmers Merger, the possibility that the Proposed Farmers Merger will not close or that the closing will be delayed, and those factors that are more particularly described in our filings with the SEC, including in the 2006 Form 10-K under the heading "Item 1A. Risk Factors." The Company believes that its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

BRISTOL WEST HOLDINGS, INC.
COMPARATIVE INCOME STATEMENTS
($ in thousands, except per share data)
(Unaudited)

	Three Months
	Ended March 31,
	2007	2006
Revenues
Gross written premium	$161,512	$157,187
Net written premium	158,867	173,018
Gross earned premium	153,491	146,779

Net earned premium	$151,179	$144,278
Net investment income	6,055	4,967
Realized gain on investments, net	17	68
Policy service fee revenue	14,101	13,836
Other income	1,009	734
Total revenues	172,361	163,883

Expenses
Losses and loss adjustment expenses incurred	112,703	97,658
Commissions and other underwriting expenses	39,723	37,526
Other operating and general expenses	11,913	10,383
Interest expense	1,640	1,206
Total costs and expenses	165,979	146,773

Income before income taxes	6,382	17,110

Income taxes	2,119	5,920

Net income	$4,263	$11,190

Basic earnings per share	$0.15	$0.38
Diluted earnings per share	$0.14	$0.36
Weighted average common shares outstanding	28,852,708	29,733,363
Weighted average common shares outstanding including potentially dilutive common shares	30,441,034	31,325,035

Loss ratio	74.5%	67.7%
Expense ratio	24.2%	23.1%
Combined ratio	98.7%	90.8%

BRISTOL WEST HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2007	2006

Assets
Total investments	$488,999	$495,727
Cash and cash equivalents	58,598	49,293
Reinsurance receivables	49,964	40,641
Receivables, net	174,693	181,529
Goodwill	101,481	101,481
Other assets	84,543	75,888
Total assets	$958,278	$944,559

Liabilities and Stockholders' Equity
Total policy liabilities	$448,505	$428,782
Reinsurance payables	4,240	3,265
Accounts payable and other liabilities	45,032	55,761
Long-term debt	100,000	100,000
Total liabilities	597,777	587,808
Total stockholders' equity	360,501	356,751
Total liabilities and stockholders' equity	$958,278	$944,559
Book value per share	$12.19	$12.09

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)

GROSS WRITTEN PREMIUM PRODUCTION BY STATE
($ in millions)

	Three months ended
	March 31,
			%
State	2007	2006	Change
California	$58.0	$68.7	-15.6%
Florida	35.9	25.3	41.9%
Michigan	20.7	19.5	6.2%
South Carolina	8.8	6.6	33.3%
Texas	8.2	6.1	34.4%
Colorado	4.2	2.1	100.0%
Pennsylvania	4.2	5.9	-28.8%
Indiana	3.3	2.4	37.5%
New Hampshire	2.9	3.9	-25.6%
Wisconsin	2.8	0.8	250.0%
All Other (includes 13 states)	14.9	15.2	-2.0%
Gross written premium, before change in expected policy cancellation provision	$163.9	$156.5	4.7%
Change in expected policy cancellation provision	(2.4)	0.7	n/m

Gross written premium	$161.5	$157.2	2.7%

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
($ in thousands)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Underwriting Results Before Reinsurance

Revenues
Gross earned premium	$153,491	$146,779

Expenses
Losses and adjustment expenses incurred	123,625	102,299
Commissions	23,364	21,709
Other underwriting expenses	16,310	15,810
Other operating and general expenses	11,913	10,383
Total underwriting expenses	175,212	150,201
Gross underwriting result	(21,721)	(3,422)
Policy service fee revenue and other income	15,110	14,570
Pretax underwriting (loss) income	$(6,611)	$11,148

Gross loss ratio	80.5%	69.7%
Gross expense ratio	23.8%	22.7%
Gross combined ratio	104.3%	92.4%

Reinsurance Ceded Results

Revenues
Ceded earned premium	$2,312	$2,501

Expenses
Ceded losses and loss adjustment expenses incurred	10,922	4,641
Ceding commissions	(49)	(7)
Total underwriting expenses	10,873	4,634
Ceded underwriting loss	$(8,561)	$(2,133)
Ceded loss ratio	472.4%	185.6%
Ceded expense ratio	-2.1%	-0.3%
Ceded combined ratio	470.3%	185.3%

Net Underwriting Results

Revenues
Net earned premium	$151,179	$144,278

Expenses
Net losses and loss adjustment expenses incurred	112,703	97,658
Commissions - net of reinsurance	23,413	21,716
Other underwriting expenses	16,310	15,810
Other operating and general expenses	11,913	10,383
Total underwriting expenses	164,339	145,567
Net underwriting result	(13,160)	(1,289)
Policy service fee revenue and other income	15,110	14,570
Pretax underwriting income	$1,950	$13,281
Net loss ratio	74.5%	67.7%
Net expense ratio	24.2%	23.1%
Net combined ratio	98.7%	90.8%

	March 31,
Reinsurance Balances	2007	2006
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	$46,901	$18,204
Prepaid reinsurance	3,063	3,137
Ceding commission receivable	-	-
Reinsurance payables	4,240	(3,793)
Net balance	$54,204	$17,548

SOURCE Bristol West Holdings, Inc.
-0- 05/09/2007
/CONTACT: Robert Sadler of Bristol West Holdings, Inc., +1-954-316-5160/
/Web site: http://www.bristolwest.com/